CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated August 24, 2012, accompanying the financial statements of Build America Bonds Income Trust, Series 76 (included in Van Kampen Unit Trusts, Taxable Income Series 323) as of April 30, 2012, and for the period from May 24, 2011 (date of deposit) through April 30, 2012 and the financial highlights for the period from May 24, 2011 (date of deposit) through April 30, 2012, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-172343) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
August 24, 2012